Exhibit 10.6

[AETI Letterhead]

March 22, 2017

JCH Crenshaw Holdings, LLC

PO Box 704

Beaumont, Texas 77704

Attn: Casey Crenshaw

Re: Series A Preferred Stock Side Letter Agreement

Gentlemen:

This Letter Agreement (“Agreement”) is made by and between JCH Crenshaw Holdings, LLC, a Texas limited liability company (“Investor”), and American Electric Technologies, Inc., a Florida corporation (the “Company”). As used herein the term “Party” shall refer to a party to this Agreement individually and the “Parties” shall refer to all parties to this Agreement collectively.

Reference is made to that certain Note Purchase Agreement by and among the Company, M&I Electric Industries, Inc., a Texas corporation, South Coast Electric Systems, LLC, a Delaware limited liability company, and HD Special-Situations III, LP, a Delaware limited partnership (the “NPA”), dated March 22, 2017. Reference is also made to the Articles of Amendment of Articles of Restatement of Articles of Incorporation of the Company (the “Articles”). Capitalized terms used in this Agreement but not defined herein shall have the meanings assigned to such terms in the NPA.

Pursuant to the NPA, the Company has agreed to certain restrictions on its ability to (i) declare, authorize, or pay dividends or distributions on any of its equity interests, (ii) purchase, redeem or otherwise aquire any of its equity interests, (iii) return capital to its shareholders, or (iv) make distributions of its assets to its shareholders.

The Investor is the sole holder of the Company’s Series A Convertible Preferred Stock (the “Preferred Stock”). Pursuant to the Articles, the Investor holds certain rights with respect to dividends, redemption and conversion of the Preferred Stock. This Agreement will serve to confirm and evidence the agreement that has been reached between the Company and the Investor concerning certain matters set forth herein.

Section 1. Dividends. Section 1(a) of the Articles entitles the Investor to receive, when, as and if declared, by the Board of Directors of the Company, preferential cumulative cash dividends, payable in cash or shares of the Company’s common stock. The parties hereby agree that until the earlier of (i) the one year anniversary of the date hereof, or (ii) the Obligations under the NPA have been paid in full (the “Standstill Period”), the Company, without the prior written consent of the Lender, shall not declare, authorize or pay any dividends in cash to the Investor with respect to the Preferred Stock. Following the expiration of the Standstill Period, for so long as the Obligations under the NPA remain outstanding, the Company may, at its sole discretion, declare, authorize or pay dividends in cash to the Investor so long as no Event of Default exists under the Note or would result therefrom. For avoidance of doubt, it is agreed and understood that the Company may declare, authorize or pay dividends to the Investor in shares of the Company’s common stock and that any such dividends shall not be subject to the restrictions set forth in this Section 1.

Section 2. Redemption Right. Pursuant to Section 3(a) of the Articles, at any time following the earlier to occur of (i) April 30, 2017 and (ii) a material default by the Company of any of the representations, warranties or covenants of the Company contained in the Purchase Agreement (as defined in Section 3(a) of the Articles) by and between the Company and the Investor, the Investor may compel the Company to redeem the Preferred Stock upon notice to the Company. The Investor hereby agrees that it shall not exercise its rights under Section 3(a) of the Articles during the Standstill Period. Following the expiration of the Standstill Period, so long as the Obligations under the NPA remain outstanding, the Investor may compel the Company to redeem its Preferred Stock pursuant to the Articles, provided no Event of Default exists under the Note or would result therefrom.

Section 3. General. During the Standstill Period, the Investor agrees not to seek enforcement of any other provision not specifically described herein but contained in the Articles that is inconsistent with the Company’s obligations under Section 4(k) of the NPA. Following the Standstill Period, for so long as the Obligations under the NPA remain outstanding, the Investor may seek to enforce any such provisions so long as no Event of Default exists under the Note or would result therefrom.

Section 4. Governing Law; Forum Selection; Consent to Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Texas, without giving effect to the conflict of laws principles thereof. Each Party hereto hereby irrevocably and unconditionally agrees that any action, suit or proceeding, at law or equity, arising out of or relating to this Agreement or any transactions contemplated hereby shall only be brought in any federal court of the Southern District of Texas or any state court located in Harris County, Texas, and hereby irrevocably and unconditionally expressly submits to the personal jurisdiction and venue of such courts for the purposes thereof, and hereby irrevocably and unconditionally waives (by way of motion, defense, or otherwise) any and all jurisdictional, venue and convenience objections or defenses that such Party may have in such action, suit or proceeding, and to any trial by jury to the extent permitted by applicable law.

Section 5. Counterparts. This Agreement may be executed in one or more counterparts (including by e-mail of portable document format or scanned versions or by facsimile), each of which shall constitute an original and all of which, when taken together, shall constitute one and the same agreement.

[Signature pages follow.]

Please confirm that the foregoing correctly sets forth our agreement by signing and returning this Agreement.

Sincerely,

AMERICAN ELECTRIC TECHNOLOGIES, INC.

By:	/s/ Charles Dauber
Name:	Charles Dauber
Title:	President

SIGNATURE PAGE

TO

LETTER AGREEMENT

Accepted and agreed as of the date first above written:

JCH CRENSHAW HOLDINGS, LLC

By:	/s/ Casey Crenshaw
Casey Crenshaw, President

SIGNATURE PAGE

TO

LETTER AGREEMENT